                                                                     EXHIBIT 3.1

                          MACK-CALI REALTY CORPORATION

                              ARTICLES OF AMENDMENT

         MACK-CALI REALTY CORPORATION, a Maryland corporation, having its principal office in the State of Maryland at c/o CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202 (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The charter of the Corporation (the "Charter") as currently in effect is hereby amended by deleting therefrom in its entirety existing Article VII, and inserting in lieu thereof, the following new Article VII:

                                   ARTICLE VII
                   AMENDMENTS AND OTHER EXTRAORDINARY ACTIONS

         Section 1. GENERAL POWER TO AMEND CHARTER. The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation.

         Section 2. VOTE REQUIRED. Except as specifically required in Article V,
         Section 2 of the charter of the Corporation, notwithstanding any provision of law requiring a greater proportion of the votes entitled to be cast by the stockholders in order to take or approve any action, such action shall be valid and effective if taken or approved by the affirmative vote of at least a majority of all votes entitled to be cast by the stockholders on the matter.

         SECOND: The foregoing amendment to the Charter of the Corporation was duly advised by the Board of Directors of the Corporation and duly approved by the stockholders of the Corporation, all in accordance with applicable sections of the Maryland General Corporation Law and the Charter and Bylaws of the Corporation.

         THIRD: The Amendment set forth in these Articles of Amendment does not increase the authorized stock of the Corporation.

         FOURTH: The undersigned Executive Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Executive Vice President, and attested to by its Secretary, on this 15th day of May, 2001.



                                      MACK-CALI REALTY CORPORATION


                                      By:  /s/ Barry Lefkowitz            (SEAL)
                                         ---------------------------------
                                      Name:    Barry Lefkowitz
                                      Title:   Executive Vice President
                                               and Chief Financial Officer




Attest:



/s/ Roger W. Thomas
---------------------------
Name:    Roger W. Thomas
Title:   Executive Vice President,
         General Counsel and Secretary